Exhibit 6.9

DUBUC MOTORS, INC.
INDEMNIFICATION AGREEMENT

THIS AGREEMENT is entered into, effective as of  August 3, 2016 by and between Dubuc Motors, Inc., a Delaware corporation ("Dubuc"), and Mihalis Kakogiannakis ("Indemnitee").

WHEREAS, it is essential to Dubuc to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director and/or officer of Dubuc;

WHEREAS, both Dubuc and Indemnitee recognize the increased risk of litigation and other claims currently being asserted against directors and officers of corporations;

WHEREAS, the Certificate of Incorporation permits and Bylaws of Dubuc require Dubuc to indemnify and advance expenses to its directors and officers to the fullest extent permitted under Delaware law, and the Indemnitee has been serving and continues to serve as a director and/or officer of Dubuc in part in reliance on Dubuc’s Certificate of Incorporation and Bylaws;

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance the Indemnitee’s continued and effective service to Dubuc and, specific contractual assurance that the protection promised by the Certificate of Incorporation and Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Certificate of Incorporation and Bylaws or any change in the composition of Dubuc’s Board of Directors or acquisition transaction relating to Dubuc), and in order to induce Indemnitee to provide effective services to Dubuc as a director and/or officer, Dubuc wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted under Delaware law and as set forth in this Agreement, and, to the extent insurance is maintained which includes Indemnitee as a covered party, to provide for the continued coverage of Indemnitee under Dubuc’s directors’ and officers’ liability insurance policies; and

WHEREAS, Indemnitee is a representative of Dubuc Motors Inc.  and/or certain of its affiliates (collectively, the "Fund Indemnitors") and may have certain rights to indemnification, advancement of expenses and/or insurance provided by or with respect to the Fund Indemnitors, which Indemnitee, Dubuc and the Fund Indemnitors intend to be secondary to the primary obligation of Dubuc to indemnify Indemnitee as provided herein, with Dubuc’s acknowledgement of and agreement to the foregoing being a material condition to Indemnitee’s willingness to serve as a director of Dubuc.

NOW, THEREFORE, in consideration of the above premises and of Indemnitee continuing to serve Dubuc directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties agree as follows:

1. Certain Definitions.

(a)    "Board" shall mean the Board of Directors of Dubuc.

(b)  "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Dubuc or a corporation owned directly or indirectly by the stockholders of Dubuc in substantially the same proportions as their ownership of stock of Dubuc, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Dubuc representing 50% or more of the total voting power represented by Dubuc’s then outstanding

(c)    Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by Dubuc’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or (iii) the stockholders of Dubuc approve a merger or consolidation of Dubuc with any other entity, other than a merger or consolidation that would result in the Voting Securities of Dubuc outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of Dubuc or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Dubuc approve a plan of complete liquidation of Dubuc or an agreement for the sale or disposition by Dubuc (in one transaction or a series of transactions) of all or substantially all of Dubuc’s assets.

(d)   "Expenses" shall mean any expense, liability, or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(e)    "Indemnifiable Event" shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of Dubuc, or while a director or officer is or was serving at the request of Dubuc as a director, officer, employee, trustee, agent, or fiduciary of a subsidiary of Dubuc or of any other foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of Dubuc or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of Dubuc, as described above.

(f)    "Independent Counsel" shall mean counsel selected by Indemnitee and approved by Dubuc (which approval shall not be unreasonably withheld), and who has not otherwise performed services for Dubuc or the Indemnitee (other than in connection with indemnification matters) within the last three years.

(g)    "Proceeding" shall mean any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism (including an action by or in the right of Dubuc), or any inquiry, hearing, or investigation, whether conducted by Dubuc or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other.

(h)  "Voting Securities" shall mean any securities of Dubuc that vote generally in the election of directors.

2. Agreement to Indemnify.

(a)    General Agreement. In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, Dubuc shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted. The parties hereto intend that this

(b)   Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by Dubuc’s Certificate of Incorporation, its Bylaws, vote of its stockholders or disinterested directors, or applicable law. The only limitation that shall exist upon Dubuc’s obligations pursuant to this Section 2 shall be that Dubuc shall not be obligated to make any payment to Indemnitee that is finally determined by a court of competent jurisdiction in a final judgment, not subject to appeal, to be unlawful.

(c)    Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding or part thereof initiated by Indemnitee against Dubuc or any director or officer of Dubuc unless (i) Dubuc has joined in or the Board has consented to the initiation of such Proceeding or part thereof; (ii) the Proceeding or part thereof is one to enforce indemnification rights under Section 4; or (iii) the Proceeding or part thereof is instituted after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) and Independent Counsel has approved its initiation.

(d)   Expense Advances. If so requested by Indemnitee, Dubuc shall advance (within thirty business days of such request) any and all Expenses incurred by Indemnitee (an "Expense Advance"). The Indemnitee shall qualify for such Expense Advances upon the execution and delivery to Dubuc of this Agreement which shall constitute an undertaking providing that the Indemnitee undertakes to repay such Expense Advances if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by Dubuc. Until it is so finally determined by the court that Indemnitee is not entitled indemnification, Indemnitee shall not be required to repay such Expense Advances to Dubuc and Indemnitee shall continue to receive Expense Advances pursuant to this Section 2(c). Indemnitee’s obligation to reimburse Dubuc for Expense Advances shall be unsecured and no interest shall be charged thereon. To the extent permissible under third party policies, Dubuc agrees that invoices for Expense Advances shall be billed in the name of and be payable directly by Dubuc.

(e)    Mandatory Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(f)    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by Dubuc for some or a portion of Expenses, but not, however, for the total amount thereof, Dubuc shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Attorneys’ fees and expenses shall not be prorated but shall be deemed to apply to the portion of indemnification to which Indemnitee is entitled.

(g)    Prohibited Indemnification. No indemnification pursuant to this Agreement shall be paid by Dubuc on account of any Proceeding in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of Dubuc pursuant to the provisions of Section 16(b) of the Exchange Act, or similar provisions of any federal, state, or local laws.

3. Indemnification Process and Appeal.

(a)    Indemnification Payment. Indemnitee shall be entitled to indemnification of Expenses, and shall receive payment thereof, from Dubuc in accordance with this Agreement as soon as practicable after Indemnitee has made written demand on Dubuc for indemnification, unless indemnification of such Expenses is prohibited under Section 2(f) of this Agreement.

(b)   Suit to Enforce Rights. If Indemnitee has not received full advancement within thirty (30) days or full indemnification within ninety (90) days after making a demand in accordance with Section 3(a), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in the Court of Chancery of the State of Delaware seeking an initial determination by the court or challenging any determination by Dubuc or any aspect thereof. Dubuc hereby consents to service of process and to appear in any such proceeding. The remedy provided for in this Section 3 shall be in addition to any other remedies available to Indemnitee at law or in equity. Dubuc shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 3(b) that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate that Dubuc is bound by all the provisions of this Agreement.

(c)    Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against Dubuc to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition) that it is not permissible under applicable law for Dubuc to indemnify Indemnitee for the amount claimed. In connection with any such action to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on Dubuc to establish by clear and convincing evidence that Indemnitee is not so entitled to indemnification. It is the parties’ intention that if Indemnitee commences legal proceedings to secure a judicial determination that Indemnitee should be indemnified under this Agreement or applicable law, the question of Indemnitee’s right to indemnification shall be for the court to decide, as a de novo trial on the merits.

(d)   Presumption of Entitlement. To the maximum extent permitted by applicable law in making a determination with respect to entitlement to indemnification (or advancement of expenses) hereunder, Dubuc shall presume that Indemnitee is entitled to indemnification (or advancement of expenses) under this Agreement if Indemnitee has submitted a request for advancement under Section 2(c) of this Agreement for indemnification in accordance with Section 3(a) of this Agreement, and Dubuc shall have the burden of proof to overcome that assumption by clear and convincing evidence in connection with the making of any determination contrary to that presumption.

(e)    Settlement or Disposition. Dubuc acknowledges that a settlement or other disposition of a Proceeding short of final judgment may constitute success by Indemnitee if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding without payment of money or other consideration) it shall be presumed (unless there is clear and convincing evidence to the contrary) that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

4. Indemnification for Expenses Incurred in Enforcing Rights. Dubuc shall indemnify Indemnitee against any and all Expenses that are incurred by Indemnitee in connection with any action brought by Indemnitee for

(a)    indemnification or advance payment of Expenses by Dubuc under this Agreement or any other agreement or under applicable law or Dubuc’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, and/or

(b)    recovery under directors’ and officers’ liability insurance policies maintained by Dubuc, but only in the event that Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

(c)    In addition, Dubuc shall, if so requested by Indemnitee, advance the foregoing Expenses to Indemnitee, subject to and in accordance with Section 2(c).

5. Notification and Defense of Proceeding.

(a)    Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against Dubuc under this Agreement, notify Dubuc of the commencement thereof; but the omission so to notify Dubuc will not relieve Dubuc from any liability that it may have to Indemnitee, except as provided in Section 5(c).

(b)   Defense. With respect to any Proceeding as to which Indemnitee notifies Dubuc of the commencement thereof, Dubuc will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent Dubuc so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from Dubuc to Indemnitee of its election to assume the defense of any Proceeding, Dubuc shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation, transition costs associated with Dubuc’s assumption of the defense, or as otherwise provided below. Indemnitee shall have the right to employ legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from Dubuc of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of legal counsel by Indemnitee has been authorized by Dubuc, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and Dubuc in the defense of the Proceeding, (iii) after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), the employment of counsel by Indemnitee that has been approved by Independent Counsel, or (iv) Dubuc shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases all Expenses of the Proceeding shall be borne by Dubuc. Dubuc shall not be entitled to assume the defense of any Proceeding brought by or on behalf of Dubuc or as to which Indemnitee shall have made the determination provided for in (ii), (iii) and (iv) above.

(c)    Settlement of Claims. Dubuc shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without Dubuc’s written consent, such consent not to be unreasonably withheld; provided, however, that if a Change in Control has occurred (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), Dubuc shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. Dubuc shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s prior written consent. Dubuc shall promptly notify Indemnitee once Dubuc has received an offer or intends to make an offer to settle any such Proceeding and Dubuc shall provide Indemnitee as much time as reasonably practicable to consider such offer; provided, however Indemnitee shall have no less than three (3) business days to consider the offer. Dubuc shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if Dubuc was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; Dubuc’s liability hereunder shall not be excused if participation in the Proceeding by Dubuc was barred by this Agreement.

6. Non-Exclusivity. Except with regard to Dubuc’s primary obligations, as set forth in Section 10 hereof, the rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under Dubuc’s Certificate of Incorporation, Bylaws, applicable law, or otherwise; provided, however, that this Agreement shall supersede any prior indemnification agreement between Dubuc and the Indemnitee. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification than would be afforded currently under Dubuc’s Certificate of Incorporation, Bylaws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change without any further action by the parties hereto.

7. Liability Insurance.

(a)    Dubuc hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of Dubuc and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of Dubuc, Dubuc, subject to Section 7(b), shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance ("D&O Insurance") in reasonable amounts from established and reputable insurers and Indemnitee shall be a covered party under such insurance to the maximum extent of the coverage available for any director or officer of Dubuc.

(b)   Notwithstanding the foregoing, Dubuc shall have no obligation to obtain or maintain D&O Insurance if Dubuc determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage is reduced by exclusions so as to provide an insufficient benefit.

8. Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

9. Subrogation. Except with regard to Dubuc’s primary obligations, as set forth in Section 10 hereof, in the event of payment under this Agreement, Dubuc shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Dubuc effectively to bring suit to enforce such rights.

10. No Duplication of Payments. Dubuc shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, Bylaw, or otherwise) of the amounts otherwise indemnifiable hereunder; provided, however, that (a) Dubuc hereby agrees that its obligations to Indemnitee under this Agreement or any other agreement or undertaking to provide advancement, indemnification or both to Indemnitee are primary, and any obligation of the Fund Indemnitors to provide advancement or indemnification for the any Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) incurred by Indemnitee are secondary, and (b) if the Fund Indemnitors pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement with Indemnitee (whether pursuant to the Bylaws or Certificate or another contract), then (i) the Fund Indemnitors shall be fully subrogated to all rights of Indemnitee with respect to such payment and (ii) Dubuc shall fully indemnify, reimburse and hold harmless the Fund Indemnitors for all such payments actually made by the Fund Indemnitors. In addition, Dubuc hereby unconditionally and irrevocably waives, relinquishes, releases, and covenants and agrees not to exercise, any rights that Dubuc may now have or hereafter acquires against the Fund Indemnitors or Indemnitee that arise from or relate to contribution, subrogation or any other recovery of any kind under this Agreement or any other indemnification agreement (whether pursuant to the Bylaws or Certificate or another contract). Dubuc and Indemnitee hereby agree that this Section 10 shall be deemed exclusive and shall be deemed to modify, amend and clarify any right to indemnification or advancement provided to Indemnitee under any other contract, agreement or document with Dubuc.

11. Binding Effect. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of Dubuc), assigns, spouses, heirs, and personal and legal representatives. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though he may have ceased to serve in such capacity at the time of any Proceeding.

12. Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.

13. Third-Party Beneficiary. The Fund Indemnitors and Independent Counsel are express third-party beneficiaries of this Agreement, and may specifically enforce Dubuc’s obligations hereunder (including, but not limited to, the obligations specified in Section 10 hereof) as though a party hereunder.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to its principles of conflicts of laws.

 15. Consent to Jurisdiction. Dubuc and Indemnitee hereby irrevocably (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the "Chancery Court"), (ii) consent to submit to the exclusive jurisdiction of the Chancery Court for purposes of any action or proceeding arising out of or in connection with this Agreement, and (iii) waive any objection to the venue of any such action or proceeding in the Chancery Court.

16. Notices. All notices, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt or mailed, postage prepaid, certified or registered mail, return receipt requested and addressed to Dubuc at:

Dubuc Motors, Inc.
                12-3000 Watt

Quebec, QC, G1X 3Y8, Canada

Attention: Chief Executive Officer

and to Indemnitee at the address set forth below Indemnitee’s signature hereto. Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.

DUBUC MOTORS, INC.
a Delaware corporation
/S/ Mario Dubuc
By:

Name:	Mario Dubuc

Title:	CEO

INDEMNITEE, an individual
/s/ Mihalis Kaogiannakis

Indemnitee	Mihalis Kaogiannakis

Address:	18 Trésor-Caché, Lasalle QC, H8R 3J9, Canada